Registration No. 333-202554
     As filed with the Securities and Exchange Commission on April 25, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________

CRANE CO.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	13-1952290 (I.R.S. Employer Identification No.)

100 First Stamford Place, Stamford, CT (Address of principal executive offices)	06902 (Zip Code)
CRANE CO. 2013 STOCK INCENTIVE PLAN
CRANE CO. 2018 STOCK INCENTIVE PLAN
(Full title of the plan)
Anthony M. D'Iorio
Vice President, General Counsel and Secretary
Crane Co.
100 First Stamford Place
Stamford, Connecticut 06902
(Name and address of agent for service)
(203) 363-7300
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
Crane Co., a Delaware corporation (the “Registrant”), filed a Registration Statement on Form S-8 (File No. 333-202554) on March 5, 2015 (the “Original Registration Statement” and, as amended hereby, the “Registration Statement”) to register, under the Securities Act of 1933, as amended, the offering and sale of an aggregate of 9,500,000 shares of the Registrant’s common stock, par value $1.00 per share (“Common Stock”), issuable under the Crane Co. 2013 Stock Incentive Plan (the “Prior Plan”).  The Registrant hereby amends the Original Registration Statement to reflect that the Prior Plan was replaced by the Crane Co. 2018 Stock Incentive Plan (the “2018 Plan”), effective as of April 23, 2018 (the “Effective Date”), which is the date on which the Registrant’s stockholders approved the 2018 Plan.  Pursuant to the terms of the 2018 Plan, no further awards will be made under the Prior Plan on or after the Effective Date, but awards previously granted under the Prior Plan will not be affected by the adoption of the 2018 Plan.

Pursuant to the terms of the 2018 Plan, the following shares of Common Stock previously issuable under the Prior Plan will be available for award grants under the 2018 Plan:  (i) 3,177,884 shares of Common Stock that were authorized and approved for issuance but not subject to awards granted under the Prior Plan as of the Effective Date; (ii) shares of Common Stock surrendered at any time after April 23, 2018 to satisfy tax withholding requirements in connection with Full Value Awards (as defined in the 2018 Plan) (each a “Full Value Award”) granted under the Prior Plan (3.85 shares of Common Stock shall be issuable under the 2018 Plan for every one share of Common Stock that is surrendered to satisfy such tax withholding requirements); and (iii) shares of Common Stock that were subject to certain outstanding awards under the Prior Plan on the Effective Date that may expire, or be terminated, surrendered or forfeited, in whole or in part, for any reason without issuance of such shares (collectively, the “Rollover Shares”).  With respect to outstanding awards under the Prior Plan that expire, or are terminated, surrendered or forfeited, in whole or in part, for any reason, (i) for any such award that is a stock option, one share of Common Stock shall be issuable under the 2018 Plan for every one such stock option; and (ii) for any Full Value Award, 3.85 shares of Common Stock shall be issuable under the 2018 Plan for every one such Full Value Award.

The ultimate number of Rollover Shares that may be offered and sold pursuant to this Registration Statement will depend on (i) the number of shares of Common Stock surrendered to satisfy tax withholding requirements in connection with Full Value Awards granted under the Prior Plan and (ii) the number of stock options and Full Value Awards subject to outstanding awards under the Prior Plan that expire, or are terminated, surrendered or forfeited, in whole or in part, for any reason without issuance of shares of Common Stock.

The Registrant is filing this Post-Effective Amendment No. 1 to the Original Registration Statement pursuant to the Securities and Exchange Commission’s Compliance and Disclosure Interpretation 126.43 to amend the Original Registration Statement in order to register the offering and sale of the Rollover Shares under the 2018 Plan, as such shares no longer would be issuable under the Prior Plan.  This Post-Effective Amendment No. 1 to the Original Registration Statement does not register the offering and sale of any additional securities not covered by the Original Registration Statement.  Substantially concurrently with the filing of this Post-Effective Amendment No. 1 to the Original Registration Statement, the Registrant is filing a separate Registration Statement on Form S-8 to register the offering and sale of 3,322,116 additional shares of Common Stock under the 2018 Plan.

1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION*

________
*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed on February 27, 2018 (File No. 001-01657);

2.	All other reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since December 31, 2017; and

3.
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12(b) of the Exchange Act, including all amendments and reports updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K.  Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the Plan, each meeting the requirements of Section 10(a) of the Securities Act.

ITEM 4.  DESCRIPTION OF SECURITIES.

The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

The legality of the common stock issuable pursuant to the Crane Co. 2013 Stock Incentive Plan to which this Registration Statement relates previously was passed upon for the Registrant by Augustus I. duPont, the Vice President, General Counsel and Secretary of the Registrant. As of February 27, 2015, the date of the filing of the

Original Registration Statement, Mr. duPont beneficially owned 89,446 shares of the Registrant’s common stock and held vested options to purchase 71,374 shares of the Registrant’s common stock.

The legality of the common stock issuable pursuant to the Crane Co. 2018 Stock Incentive Plan to which this Registration Statement relates has been passed upon for the Registrant by Anthony M. D'Iorio, Vice President, General Counsel and Secretary of the Registrant. As of April 24, 2018, Mr. D’Iorio beneficially owned 5,615 shares of the Registrant’s common stock and held vested options to purchase 18,679 shares of the Registrant’s common stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article IX of the Company’s Certificate of Incorporation provides that the personal liability of directors of the Company is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

Under Section 145 of the DGCL, a Delaware corporation has the power to indemnify directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the Corporation if it is determined that the director or the officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article X of the Company’s By-Laws provides that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was an authorized representative of the Company, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in accordance with the standard of conduct set forth in Article X. Article X further permits the Company to maintain insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify such person against such liability under Article X. The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

The Company has entered into agreements with each of its directors and officers pursuant to which the Company has agreed to indemnify such directors and officers, and to advance expenses in connection therewith, to the fullest extent permitted by law, and to maintain Director’s and Officers’ liability insurance on behalf of such indemnified persons unless, in the business judgment of the Board of Directors of the Company, the premium cost for such insurance is substantially disproportionate to the amount of coverage or the coverage is so limited by exclusions that there is insufficient benefit from such insurance. The agreements further provide that, if indemnification is not available, then in any case in which the Company is jointly liable with the indemnified person the Company will contribute to the fullest extent permitted by law to the amount of expenses, judgments, fines and settlements paid or payable by the indemnified person in such proportion as is appropriate to reflect the relative benefits received, and the relative fault of, the Company and the indemnified person. Such rights cannot be modified, except as required by law, or by any change in the Company’s Certificate of Incorporation or By-Laws.

The indemnification described in the preceding paragraphs may include indemnification against liabilities arising under the Securities Act. In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.  EXHIBITS.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

4.1	Amended and Restated Certificate of Incorporation of Crane Co. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed April 25, 2017).

4.2	By-laws of Crane Co., as amended (incorporated by reference to Exhibit 3.2.1 to the Registrant’s Current Report on Form 8-K filed April 25, 2017).

5.1
Opinion of Augustus I. duPont, Esq. regarding the legality of the shares issuable pursuant to the Crane Co. 2013 Stock Incentive Plan registered hereunder (incorporated by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 filed March 5, 2015).

5.2	Opinion of Anthony M. D'Iorio, Esq. regarding the legality of the shares issuable pursuant to the Crane Co. 2018 Stock Incentive Plan registered hereunder (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.3	Consent of Hamilton, Rabinovitz & Associates, Inc. (filed herewith).

23.4	Consent of Augustus I. duPont, Esq. (included in the Opinion filed as Exhibit 5.1).

23.5	Consent of Anthony M. D'Iorio, Esq. (included in the Opinion filed as Exhibit 5.2).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1	Crane Co. 2013 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant's Proxy Statement filed on March 11, 2013).

99.2	Crane Co. 2018 Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed on April 24, 2018).

ITEM 9.  UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.  To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 23rd day of April, 2018.
CRANE CO.

By:	/s/ Richard A. Maue Richard A. Maue Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY
We, the undersigned directors and officers of Crane Co., do hereby constitute and appoint Anthony M. D'Iorio and Christopher Dee, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Capacity	Date
/s/ Max H. Mitchell	President, Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2018
Max H. Mitchell
/s/ Richard A. Maue	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	April 23, 2018
Richard A. Maue
/s/ Robert S. Evans	Chairman of the Board	April 23, 2018
Robert S. Evans

/s/ Martin R. Benante	Director	April 23, 2018
Martin R. Benante

/s/ Donald G. Cook	Director	April 23, 2018
Donald G. Cook

/s/ Ronald C. Lindsay	Director	April 23, 2018
Ronald C. Lindsay

/s/ Philip R. Lochner, Jr.	Director	April 23, 2018
Philip R. Lochner, Jr.

/s/ Ellen McClain	Director	April 23, 2018
Ellen McClain

/s/ Charles G. McClure
Charles G. McClure	Director	April 23, 2018

/s/ Jennifer M. Pollino
Jennifer M. Pollino	Director	April 23, 2018

/s/ James L. L. Tullis	Director	April 23, 2018
James L. L. Tullis